UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 22, 2020

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-5507	06-0842255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100, Houston, TX	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(832) 962-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	TELL	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 22, 2020, Tellurian Inc. (the “Company”), entered into a placement agency agreement (the “Placement Agency Agreement”) with Roth Capital Partners, LLC, as placement agent (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of shares of common stock of the Company in a registered direct offering (the “Offering”).

Also on July 22, 2020, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain investors (the “Investors”) pursuant to which the Company agreed to sell, and the Investors agreed to purchase, in each case subject to customary closing conditions, an aggregate of 35.0 million shares (the “Shares”) of common stock of the Company at an offering price of $1.00 per share. Net proceeds from the Offering, after deducting estimated fees and expenses, will be approximately $32.5 million. The Shares were offered and will be issued pursuant to an effective shelf registration statement on Form S-3ASR of the Company filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2020, as amended by a post-effective amendment on April 28, 2020 (File No. 333-235793). The Company will file a prospectus supplement with the SEC in connection with the sale of the Shares.

Each of the Placement Agency Agreement and the Securities Purchase Agreement contains customary representations, warranties and agreements by the Company and customary closing conditions, obligations of the parties and termination provisions. Pursuant to the Placement Agency Agreement and the Securities Purchase Agreement, the Company has agreed to indemnify the Placement Agent and the Investors, respectively, against certain liabilities. The Placement Agent will be entitled to a fixed commission of 6.0% of gross proceeds paid to the Company for the Shares and reimbursement for certain expenses not to exceed $150,000.

The foregoing descriptions of the Placement Agency Agreement and the Securities Purchase Agreement are not complete and are qualified in their entirety by the full text of the Placement Agency Agreement and the form of Securities Purchase Agreement, respectively, which are filed as Exhibits 1.1 and 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The legal opinion of Davis Graham & Stubbs LLP relating to the legality of the Shares to be sold in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The representations, warranties and covenants contained in the Placement Agency Agreement and the Securities Purchase Agreement were made solely for purposes of such agreements and as of a specific date, were solely for the benefit of the parties to such agreements and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Placement Agency Agreement or the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.02	Results of Operations and Financial Condition.

The statements made regarding an anticipated impairment charge in the second quarter of 2020 set forth in the Company’s Current Report on Form 8-K dated July 22, 2020 is incorporated by reference herein.

Item 8.01	Other Events.

On July 22, 2020, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
1.1	Placement Agency Agreement, dated as of July 22, 2020, by and between Tellurian Inc. and Roth Capital Partners, LLC

5.1	Opinion of Davis, Graham & Stubbs LLP

10.1	Form of Securities Purchase Agreement, dated as of July 22, 2020, by and between Tellurian Inc. and the purchasers named therein

23.1	Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)

99.1	Press release, dated as of July 22, 2020

104	Cover Page Interactive Data File – the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document in Exhibit 101

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELLURIAN INC.

Date: July 22, 2020	By:	/s/ L. Kian Granmayeh
	Name: Title:	L. Kian Granmayeh Executive Vice President and Chief Financial Officer